EXHIBIT 4

TRANSACTION INFORMATION

The following table sets forth all transactions with respect to Common Stock effected in the past 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 12:00 p.m., New York City time, on September 9, 2020. All such transactions were sales of Common Units effected in the open market. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of shares of Common Stock sold at each separate price for the dates set forth on the table below.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Average Price ($)	Price Range ($)

07/21/2020	Gainsco	Sell	3,010	3.0100	Unknown

07/22/2020	Gainsco	Sell	75,000	3.2906	Unknown

07/24/2020	Gainsco	Sell	25,000	3.1084	Unknown

08/03/2020	Gainsco	Sell	27,305	3.1655	Unknown

08/04/2020	Gainsco	Sell	13,240	3.2120	Unknown

08/05/2020	Gainsco	Sell	75,000	3.4864	Unknown

8/18/2020	FWC	Sell	78,344	3.0716	3.00 – 3.15

8/19/2020	FWC	Sell	21,000	3.1200	3.00 – 3.25

8/26/2020	FWC	Sell	18,748	2.8090	2.80 – 2.82